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                                  EXHIBIT 23.1

                        Consent of Independent Auditors

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form SB-2 and related Prospectus of Strategia Corporation (formerly known as Dataguard Recovery Services, Inc.) for the registration of 2,012,500 Units, and to the inclusion and incorporation by reference therein of our report dated March 8, 1996 (except for Note 14, as to which the date is July 29, 1996), with respect to the consolidated financial statements of Strategia Corporation included in its Annual Report (Form 10-KSB, as amended) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

Louisville, Kentucky

    The foregoing consent is in the form that will be signed upon the Company's amending its Annual Report on Form 10-KSB for the year ended December 31, 1995.

                                             Ernst & Young LLP
October 14, 1996